As filed with the Securities and Exchange Commission on September 11, 2001
                                                   Registration No. 333 ------


                             SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                        FORM S-8
                                 REGISTRATION STATEMENT
                                         UNDER
                               THE SECURITIES ACT OF 1933

                         DYNAMOTIVE ENERGY SYSTEMS CORPORATION
               (Exact Name of Registrant as Specified in Its Charter)

             BRITISH COLUMBIA                                     NONE
        (State or Other Jurisdiction                       (I.R.S. Employer
        of Incorporation or Organization)                  Identification No.)

          105-1700 WEST 75TH AVENUE, VANCOUVER, BRITISH COLUMBIA, V6P 6G2
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

          DYNAMOTIVE ENERGY SYSTEMS CORPORATION 1993 STOCK OPTION PLAN
                                 (Full Title of the Plan)

                                  JAMES ACHESON
                             CHIEF OPERATING OFFICER
                      DYNAMOTIVE ENERGY SYSTEMS CORPORATION
                   134 N. VAN NESS AVENUE, LOS ANGELES CA 90004
                         (Name and Address of agent for service)

                                  (323) 460-4900
           (Telephone Number, including area code, of agent for service)

                                   WITH A COPY TO:
                              LAWRENCE D. LEVIN, ESQ.
                                KATTEN MUCHIN ZAVIS
                        525 WEST MONROE STREET, SUITE 1600
                              CHICAGO, ILLINOIS 60661
                                   (312) 902-5200

                             CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
Title of securities    Amount to be     Proposed maximum     Proposed maximum      Amount of
to be registered       registered(1)     offering price      aggregate offering   registration
                                           per share(2)          price(2)             fee
----------------------------------------------------------------------------------------------
Common Stock
no par value         4,837,438 shares        $0.8075           $3,906,231.10        $976.56
----------------------------------------------------------------------------------------------

  (1) Includes an indeterminate number of shares of DynaMotive Energy Systems
      Corporation Common    Stock ("Common Stock") that may be issuable by
      reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

  (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) on the basis of the average high and low sales prices of the Common Stock as reported on the over-the-counter bulletin board market on September 7, 2001.

   This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the DynaMotive Energy Systems Corporation 1993 Stock Option Plan is effective. Accordingly, pursuant to General Instruction E to Form S-8, the Registration Statement on Form S-8 (File No. 333-8174) filed by the Registrant with the Securities and Exchange Commission on December 31, 1997 is hereby incorporated by reference.


                                  PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents previously filed with the SEC by DynaMotive Energy Systems Corporation are incorporated by reference into this registration statement:

   (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

   (b) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001; and

   (c) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the SEC as of February 27, 1996.

   In addition, all documents filed by DynaMotive Energy Systems Corporation under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and before the filing of a post-effective amendment shall be deemed to be incorporated by reference in this registration statement.

ITEM 8.  EXHIBITS

   4.1(a) Company Act Memorandum of DynaMotive Energy Systems Corporation, as amended to date (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10- QSB filed on August 15, 2000 and incorporated herein by reference).

   4.1(b) Amendment to the Company Act Memorandum of DynaMotive Energy Systems Corporation (filed as Exhibit 3.1(b) to the Company's Quarterly Report on Form 10-Q filed on August 14, 2001 and incorporated herein by reference).

   4.2 Articles of DynaMotive Energy Systems Corporation, as amended to date (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-QSB filed on August 15, 2000 and incorporated herein by reference.)

   4.3     The DynaMotive Energy Systems Corporation 1993 Stock Option Plan.

   4.4 Specimen stock certificate representing Common Stock, incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form SB-2 (File No. 33-98622).

   5 Opinion of Lang Michener Lawrence & Shaw as to the legality of the shares of Common Stock being offered under the Plan.

   23.1    Consent of  independent auditors.

   23.2 Consent of Lang Michener Lawrence & Shaw (contained in their opinion filed as Exhibit 5).

   24 Power of Attorney (included on the signature page of this Registration Statement).


ITEM 9.  UNDERTAKINGS

   (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable) each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
            1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on September 10, 2001.

                             DYNAMOTIVE ENERGY SYSTEMS CORPORATION

                             By:   /s/Andrew Kingston
                                   ------------------
                                   Andrew Kingston
                                   President and Chief Executive Officer


                              POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Andrew Kingston his true and lawful attorneys-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 10, 2001.


SIGNATURES                               TITLE


/s/Andrew Kingston
-----------------------------------------
Andrew Kingston                          President/Chief Executive Officer and
                                         Director



/s/Richard Chen-Hsing Lin
-----------------------------------------
Richard Chen-Hsing Lin                   Chairman and Vice President of
                                         Asian Affairs and Director


/s/Bayne E. Boyes
-----------------------------------------
Bayne E. Boyes                           Director


/s/James Miller
-----------------------------------------
James Miller, Ph.D.                      Director



/s/Curtin Winsor
-----------------------------------------
Curtin Winsor, Ph.D.                     Director


/s/Steve Ives
-----------------------------------------
Steve Ives                               Chief Financial Officer and Director






                             EXHIBIT INDEX

EXHIBIT NUMBER       DESCRIPTION

   4.3 The DynaMotive Energy Systems Corporation 1993 Stock Option Plan.

   5 Opinion of Lang Michener Lawrence & Shaw as to the legality of the shares of Common Stock being offered under the Plan.

  23.1 Consent of independent auditors.

  23.2 Consent of Lang Michener Lawrence & Shaw (contained in their opinion filed as Exhibit 5).

  24 Power of Attorney (included on the signature page of this Registration Statement)



                                Exhibit 4.3

                   THE DYNAMOTIVE ENERGY SYSTEMS CORPORATION
                          1993 STOCK OPTION PLAN


SECTION 1:  PURPOSE; DEFINITIONS

      The DynaMotive Energy Systems Corporation Stock Option Plan (the "Plan") was established in 1993 to enable DynaMotive Energy Systems Corporation to reward officers, directors, key employees and outside consultants so as to encourage them to expend special efforts to increase shareholder value and develop mutually beneficial long-term business relationships. The amended and restated Plan set forth herein is a continuation of the Plan as originally adopted in 1993.

   For purposes of the Plan, the following terms shall be defined as set forth below:

   (a)  "BOARD" means the Board of Directors of the Company.

   (b) "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

   (c) "COMMITTEE" means the committee appointed by the Board to administer the Plan in accordance with Section 2.

   (d)  "COMPANY" means DynaMotive Energy Systems Corporation.

   (e) "ELIGIBLE EMPLOYEE" means an employee, director, consultant or advisor of the Company as described in Section 4.

   (f) "FAIR MARKET VALUE" means, as of any given date, the average of the high and low trading prices of the Stock on the NASD's Over the Counter Bulletin Board on such date, or if the Stock did not trade on such date, on the next preceding day on which trades were made.

   (g) "INCENTIVE STOCK OPTION" means any Stock Option intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

   (h) "INCOME TAX ACT" means the Canadian income tax act as currently in effect, as amended from time to time, or any successor thereto.

   (i) "NON-QUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option.

   (j) "PARTICIPANT" means any Eligible Employee selected by the Committee to receive grants under the Plan.

   (k)  "STOCK" means the common stock of the Company.

   (l) "STOCK OPTION" means any option to purchase shares of Stock granted pursuant to Section 5.


SECTION 2:  ADMINISTRATION

   The Plan shall be administered by a Committee composed of not fewer than two members of the Board. Members of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board.

   The Committee shall have the power and authority, in its discretion:

   (i)   to select Participants from among the Eligible Employees;

   (ii) to determine whether and to what extent Stock Options, Restricted Stock, or any combination of the foregoing, are to be granted to Eligible Employees hereunder;

   (iii) to determine the number of shares of Stock to be covered by each such award granted hereunder;

   (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder; and

   (v) to determine the terms and conditions of any written instruments evidencing Stock Options, Restricted Stock, or any combination of the foregoing awarded under the Plan.

   The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.


SECTION 3:  STOCK SUBJECT TO PLAN

   Subject to adjustment in accordance with the second and third paragraphs of this Section 3, the maximum number of shares of Stock reserved and available for awards made under the Plan in any calendar year shall be equal to no greater than an aggregate of 15% of the total amount of the shares of common Stock outstanding of the Company.

   To the extent that a Stock Option expires or is otherwise terminated without being exercised, the shares of Stock underlying such Stock Option shall again be available for issuance in connection with future awards under the Plan.

   In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, the Committee shall make an appropriate adjustment in (i) the aggregate number of shares of Stock reserved for issuance under the Plan or for which awards may be made under the Plan, and (ii) the number and Option Price of shares of Stock subject to outstanding Stock Options granted under the Plan; provided, that the number of shares of Stock subject to any award shall always be a whole number. The Committee may make other substitutions or adjustments, but no such substitution or adjustment shall be effective if it would cause any Stock Option previously granted to an individual described in
Section 162(m)(3) of the Code to fail to qualify for the performance-based compensation exception prescribed by Section 162(m)(4)(C) of the code; and further provided, that no such substitution or adjustment shall be effective, without the Participant's consent, if it would cause the Incentive Stock Options status of any Stock Option held by the Participant to be impaired. A sale of all or substantially all of the assets of the Company for which a substantial portion of the consideration provided consists of securities shall be deemed a consolidation, amalgamation or merger for the purposes hereof.

Shares issued pursuant to Plan awards may consist in whole or in part of authorized and unissued shares or of treasury shares.


SECTION 4:  ELIGIBILITY

   Officers, directors, key employees of the Company and consultants and advisors to the Company who are responsible for or contribute to the growth and/or profitability of the business of the Company shall be deemed to be Eligible Employees who eligible to be granted awards hereunder. The Participants under the Plan shall be selected from time to time by the Plan Administering Committee from among those Eligible Employees, and the Committee shall determine the number of shares of Stock covered by each award.


SECTION 5:  STOCK OPTIONS

   Stock Options may be granted alone, in addition to or in combination with other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Plan Administering Committee may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each Participant. Recipients of Stock Options shall enter into a stock option agreement with the Company, in such form as the Committee shall determine, which agreement shall set forth, either expressly or by incorporation of the terms of the Plan, among other things, the Option Price, the term of the Stock Option and provisions regarding exercisability of the Stock Option granted thereunder.

   Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The Committee shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options, or both types of stock options as designated.

   Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee may determine:

   (a) OPTION PRICE. The Option Price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the date of grant but in the case of an Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Stock on such date.

   (b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted.

   (c) EXERCISABILITY. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant. The Committee may accelerate the exercisability of a Stock Option at any time, to such extent as it may determine.

   (d) TIMING AND METHOD OF EXERCISE. The exercise of a Stock Option shall be accomplished by giving written notice of exercise to the Company specifying the number of shares of Stock to be purchased, accompanied by payment in full of the Option Price in cash or certified check payable to the Company. The Company shall, prior to the delivery of any shares of Stock subject to an exercise, make arrangements for the payment of withholding taxes, if any, as provided in Section 6(d).

   (e) NON-TRANSFERABILITY OF OPTIONS. No Incentive Stock Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Incentive Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant. Non-qualified Stock Options shall be transferable only to the extent, if any, determined by the Committee.

   (f)  TERMINATION OF ELIGIBLE EMPLOYEES BY REASON OF DEATH OR DISABILITY.
If a Participant's employment with the Company terminates by reason of death, any Stock Option held by the Participant at time of death may thereafter be exercised, to the extent exercisable immediately prior to death (or on such accelerated basis as the Committee shall determine at or after grant), by the legal representative of the estate of the Participant for a period within one year after the date of Employee's death. If the termination is for reason of Disability, any Stock Option held by such Participant may thereafter be exercised to the extent it was exercisable at the time of such termination (or on such accelerated basis as the Committee shall determine at or after grant), for a period of one year (or such shorter period as the Committee shall specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter, provided, however, that, if the Participant dies within such one-year period (or such shorter period as the Committee shall specify at grant), any unexercised Stock Option held by such Participant shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year (or such shorter period as the Committee shall specify at grant) from the time of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

   (g) OTHER TERMINATION. Except as otherwise provided in this Section 5, unless otherwise determined by the Committee, if a Participant's employment with the Company terminates for any reason other than death or Disability, the Stock Option may thereafter be exercised to the extent it was exercisable at the time of such termination (or on such accelerated basis as the Committee shall determine at or after grant) for the lesser of thirty (30) calendar days from the date of termination or until the expiration of such Stock Option's term; provided, that if the Participant's employment is terminated for cause, all Stock Options then held by the Participant may provide that they are terminated immediately.


SECTION 6:  GENERAL PROVISIONS

   (a) The Committee may require each person purchasing shares of Stock pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares of Stock without a view to distribution thereof. The certificates for such shares of Stock may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

   (b) All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

   (c) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The Plan shall not interfere in any way with the right of the Company to terminate the employment of any of its employees at any time or to terminate the services of any consultant or advisor to the Company.

   (d) Each Participant may be required to pay, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for Federal income tax purposes, to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company (and, where applicable, its Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

   (e) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.


SECTION 7:  EFFECTIVE DATE OF PLAN

   The Plan as herein amended is presently in effect.


SECTION 8:  TERM OF PLAN

   No Stock Option or Restricted Stock award shall be granted under the Plan on or after June 30, 2003, but awards granted prior to said date may extend beyond that date.

                                        Exhibit 5
                               OPINION OF LANG MICHENER


                                                      File Number:     53633-1
Web site:  www.lmls.com

Direct Line:  (604) 691-7483
E-Mail:  bzinkhofer@lmls.com

September 6, 2001

DynaMotive Energy Systems Corporation
#105 - 1700 W. 75th Avenue
Vancouver, B.C.  V6P 6G2


LADIES AND GENTLEMEN:

   We have acted as counsel for DynaMotive Energy Systems Corporation, a British Columbia corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration for sale under the Securities Act of 1933, as amended (the "Act"), of 4,837,438 additional shares of the Company's no par value common stock, (the "Common Stock"), which may be issued pursuant to the DynaMotive Energy Systems Corporation 1993 Share Incentive Plan, as amended (the "Plan"). This opinion is being furnished in accordance with the requirements of Item 605(b)(5) of Regulation S-K under the Act.


   In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

   (1)  The Registration Statement;

   (2)  Articles of the Company;

   (3) Records of proceedings and actions of the Board of Directors and the Stockholders of the Company relating to the amendments to the Plan;

   (4)  The Plan;

   (5) Certificates of public officials, officers, representatives and agents of the Company, and we have assumed that all of the representations contained therein are accurate and complete; and

   (6) Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

   In connection with this opinion, we have assumed the legal capacity of all natural persons, accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

   Based upon and subject to the foregoing, we are of the opinion that the additional 4,837,438 shares of Common Stock issuable under the Plan, when issued and delivered by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable securities of the Company.

   Our opinion expressed above is limited to the Company Act of the Province of British Columbia, and we do not express any opinion herein concerning any other laws. In addition, we express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. In connection therewith, we hereby consent to the use of this opinion for filing as Exhibit 5 to the Registration Statement.


Yours very truly,

LANG MICHENER
"Lang Michener"

                                   Exhibit 23.1

                        CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXX) pertaining to the DynaMotive Energy Systems Corporation 1993 Stock Option Plan (formerly DynaMotive Technologies Corporation) of our report dated April 12, 2001, with respect to the consolidated financial statements of DynaMotive Technologies Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                     /s/ Ernst & Young LLP
Vancouver, Canada                    Chartered Accountants
September 7, 2001